                                                                  EXHIBIT (h)(5)

                                  AMENDMENT TO

                            ADMINISTRATION AGREEMENT



This is an amendment dated November 2, 2001 to the Administration Agreement ("Agreement") between Pilgrim Mayflower Trust ("Trust") and ING Pilgrim Group, LLC, which was made the 8th day of November, 1993, amended and restated on the 16th day of December, 1998, and restated on the 30th day of April, 2000.

WHEREAS, The Board of Trustees has determined that it is in the best interest of the Trust to synchronize the annual renewal of this Agreement with the renewal of the Trust's investment management agreement, which also requires annual renewal by the Trust's Board of Trustees, to facilitate the Trust's compliance schedule and administration.

THEREFORE, the parties agree that this Agreement, as amended, shall be dated September 1, 2001.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.

                                         PILGRIM MAYFLOWER TRUST

                                         By:  /s/ Robert S. Naka
                                            ---------------------------------

                                                  Robert S. Naka
                                                  Senior Vice President

                                         ING PILGRIM GROUP, LLC

                                         By:  /s/ Michael J. Roland
                                            ---------------------------------

                                                  Michael J. Roland
                                                  Senior Vice President